SECURITIES AND EXCHANGE COMMISSION

                          Washington, D. C. 20549

                                 FORM 8-K


                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                    Date of Report:  December 31, 1996

                           MILLIPORE CORPORATION
          (Exact name of registrant as specified in its charter)



     Massachusetts            0-1052          04-2170233
    (State or other        (Commission       (IRS Employer
    jurisdiction of        File Number)     Identification
   incorporation or                              No.)
     organization)

  80 Ashby Road, Bedford, Massachusetts          01730
(Address of principal executive offices)      (Zip Code)

 Registrant's telephone number, including area code:  617)
                          275-9200













Item 2.  Acquisition or Disposition of Assets

     On December 31, 1996 Registrant acquired the Amicon Separation Science Business ("Amicon") of W. R. Grace & Co. ("Grace"), in a $125 million cash transaction.

     Amicon's business consists principally of the development, manufacture and marketing of protein purification tools for the research laboratory and for biotechnology manufacturing. Based in Beverly, Massachusetts, Amicon has approximately $60 million in annual sales, and has manufacturing operations in the U.S. and Europe.

     The purchase price resulted from an "auction" conducted by and on behalf of Grace. Registrant's successful bid was based on its evaluation of the value of Amicon to it and included among others an analysis of the present cash value of Amicon's projected future earnings stream
("discounted cash flow") and a comparable acquisition analysis.

     There is no relationship between the Registrant or any of its affiliates and Grace, nor between Grace and any director or officer of the Registrant or any associate of such director or officer.

     The funds used to consummate the acquisition were obtained pursuant to a bridge loan agreement with The First National Bank of Boston.

     Amicon's products and technology complement those of the Registrant in both Registrant's analytical life science and biopharmaceutical manufacturing businesses, with the result that the Registrant will continue to use the bulk of the Amicon assets in the same manner as previously utilized.

Item 7.  Financial Statements and Exhibits

(a) The financial statements of the Amicon business required by this item will be filed by an amendment to this Report on or before March 15, 1997.

(b) The pro-forma financial information required by this item will be filed by the same amendment referred to in (a) above.

(c)  Exhibits

     (2)  Plan of Acquisition, Reorganization, etc.

            Amicon Worldwide Purchase and Sale Agreement,
            as Amended                                        Page 4
               (All schedules and certain exhibits have been omitted. Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.)

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              MILLIPORE CORPORATION
                                        (Registrant)



Date:  January 14, 1997       _/s/ Geoffrey Nunes_________________________
                              Geoffrey Nunes
                              Senior Vice President